EXHIBIT 99.1

  Point Therapeutics Initiates Phase 2 Clinical Trial of Talabostat,
                PT-100, in Advanced Metastatic Melanoma

    BOSTON--(BUSINESS WIRE)--June 17, 2004--Point Therapeutics, Inc. (NASDAQ: POTP) announced today that it has initiated a Phase 2 clinical trial of the Company's lead therapeutic compound, talabostat (PT-100), for the treatment of advanced metastatic melanoma. The study is designed to evaluate the anti-tumor and hematopoietic activity of talabostat in combination with cisplatin in patients with advanced metastatic melanoma.
    The trial design is a single-arm, two-stage study in up to 54 patients with advanced metastatic melanoma. The primary clinical endpoint will be overall tumor response. At the approximate mid-point of the study, tumor response rates will be compared to historical response rates of current therapies to determine whether the trial should be continued. Other secondary study endpoints include complete response rate, duration of tumor response, time to disease progression, survival and incidence of severe neutropenia and anemia.
    "We are very pleased to have initiated our second Phase 2 talabostat study," said Don Kiepert, President and CEO of Point Therapeutics. "In this study, we will be evaluating both talabostat's anti-tumor activities and its ability to treat blood cell deficiencies due to chemotherapy. Our first Phase 2 trial, which began in March of this year, is currently studying talabostat in combination with Taxotere(R) in Stage IIIB/IV non-small cell lung cancer patients. We also plan to initiate two additional Phase 2 talabostat clinical studies by the end of the second quarter. These studies will evaluate the use of talabostat as a single-agent in metastatic melanoma and in combination with Rituxan(R) in patients with chronic lymphocytic leukemia."
    Melanoma is the most serious form of skin cancer. It is estimated that 55,100 new cases of melanoma will be diagnosed in the United States in 2004, and the annual number of new melanoma cases is expected to grow at a rate greater than most other cancers.

    ABOUT POINT THERAPEUTICS, INC.:

    Point is a Boston-based biopharmaceutical company developing small molecule drugs for the treatment of a variety of cancerous tumors, certain hematopoietic disorders and vaccine adjuvants. Point's lead product candidate, talabostat, has the potential to inhibit the growth of certain cancerous tumors.
    In 2004, Point expects to initiate four Phase 2 clinical studies in three different tumor types. The first two Phase 2 studies have been initiated and will be evaluating talabostat in combination with Taxotere(R) in patients with non-small cell lung cancer and in combination with cisplatin in metastatic melanoma. The other planned trials will study talabostat as a single-agent in metastatic melanoma and in combination with Rituxan(R) in chronic lymphocytic leukemia. Point is currently testing talabostat in combination with Rituxan(R) in a Phase 1 human clinical study in patients with hematologic malignancies, such as non-Hodgkin's lymphoma. Point is also developing talabostat as a potential therapy for the treatment of hematopoietic disorders caused by chemotherapy treatments.
    Certain statements contained herein are not strictly historical and are "forward looking" statements as defined in the Private Securities Litigation Reform Act of 1995. This information includes statements on the prospects for our drug development activities and results of operations based on our current expectations, such as statements regarding certain milestones with respect to our clinical program and our product candidates. Forward-looking statements are statements that are not historical facts, and can be identified by, among other things, the use of forward-looking language, such as "believe," "expect," "may," "will," "should," "seeks," "plans," "schedule to," "anticipates" or "intends" or the negative of those terms, or other variations of those terms of comparable language, or by discussions of strategy or intentions. A number of important factors could cause actual results to differ materially from those projected or suggested in the forward looking statement, including, but not limited to, the ability of Point to (i) successfully develop and manufacture products, (ii) obtain the necessary regulatory approvals, (iii) obtain external funding to finance the operations and
(iv) obtain and enforce intellectual property rights, as well as the risk factors described in Point's Amendment No.2 to Annual Report on Form 10-K/A, filed with the Securities and Exchange Commission on June 1, 2004, and from time to time in Point's other reports filed with the Securities and Exchange Commission.

    CONTACT: Point Therapeutics, Inc.
             Richard N. Small, 617-933-2130
             or
             The Trout Group
             Investor Relations:
             Ritu Baral, 212-477-9007 ext. 25